UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, New York 13901 on May 4, 2010 at 10:00 a.m. local time for the following purposes:

1.	To fix the size of the Board of Directors at nine (Proposal 1);

2.	To elect three directors, each for a three-year term (Proposal 2);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3);

4.	To vote on a proposal to amend and restate the Certificate of Incorporation and the Bylaws of the Company to provide for the annual election of directors (Proposal 4); and

5.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 15, 2010 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting.  Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
April 5, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD.  YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2010:  This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our 2009 Annual Report are available free of charge on our website at www.nbtbancorp.com/bncp/proxy.html.

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 4, 2010

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or, the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2010 annual meeting of shareholders.  This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about April 5, 2010.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, New York 13901 on May 4, 2010 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To fix the size of the Board of Directors at nine (Proposal 1);

●	To elect three directors, each for a three-year term (Proposal 2);

●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 (Proposal 3);

●	To vote on a proposal to amend and restate the Certificate of Incorporation and the Bylaws of the Company to provide for the annual election of directors (Proposal 4); and

●	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 4, 2010, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting.  If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Company’s Board.

Shareholders Entitled to Vote

We have set March 15, 2010, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting.  Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting.  As of March 15, 2010, there were 34,415,097 outstanding shares of our common stock.  Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

A plurality of the shares of our common stock represented at our annual meeting, either in person or by proxy, and entitled to vote at our annual meeting will elect directors.  This means that the three nominees who receive the most votes will be elected.

The affirmative vote of a majority of the shares of our common stock represented at our annual meeting, either in person or by proxy, and entitled to vote at our annual meeting is required to approve the proposals to fix the number of directors at nine and to ratify the Company’s independent registered public accounting firm.  The proposal to amend and restate the Certificate of Incorporation and the Bylaws of the Company to provide for the annual election of directors requires the affirmative vote of the holders of 80% of the Company’s outstanding common stock excluding shares held by any 5% or greater shareholders and their affiliates.

Our Board urges our shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or to vote by telephone or via the Internet.  Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.  Abstentions will be counted in determining the number of shares represented and entitled to vote and will have the effect of a vote cast “against” Proposal 1, Proposal 3 and Proposal 4.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders.  This will give you an opportunity to vote at our annual meeting without having to attend.  When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a record holder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent may vote the shares represented by your proxy:

●	FOR fixing the number of directors at nine (Proposal 1);

●	FOR electing the three persons nominated by our Board as directors (Proposal 2);

●	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3); and

●	AGAINST the proposal to amend and restate the Certificate of Incorporation and the Bylaws of the Company to provide for the annual election of directors (Proposal 4).

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Mail.  To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 3, 2010.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card.   If you vote by telephone, you do not need to return your proxy card.

Via the Internet.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com.  Internet voting is available 24 hours a day until 11:59 p.m. local time on May 3, 2010.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

In person.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	Delivering a written notice of revocation to the Secretary of NBT bearing a later date than the proxy;

●	Submitting a later dated proxy by mail, telephone or via the Internet; or

●	Appearing in person and submitting a later dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on May 3, 2010.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.  You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies.  We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names.  In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications.  We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation.  You may direct any questions or requests for assistance regarding this proxy statement to Michael J. Chewens, Senior Executive Vice President of NBT, by telephone at (607) 337-6520 or by e-mail at mjchewens@nbtbci.com.

Annual Report

A copy of the Company’s 2009 Annual Report accompanies this Proxy Statement.  NBT is required to file an annual report on Form 10-K for its 2009 fiscal year with the Securities and Exchange Commission (the “SEC”).  Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary.  Our annual report on Form 10-K is available on our website, www.nbtbancorp.com.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1

SIZE OF THE BOARD OF DIRECTORS

Our Bylaws provide for a Board consisting of a number of directors, not less than five nor more than twenty-five, as shall be designated by our shareholders as of each annual meeting.  At our 2009 annual meeting, the shareholders fixed the size of our Board at eleven members.  Currently, our Board is presently comprised of ten members. Mr. William C. Gumble, whose term expires as of the 2010 annual meeting, is no longer eligible for re-election to the Board under the Company’s corporate governance guidelines and therefore will be retiring effective as of the annual meeting, at which point the Company will have nine directors. The Board has proposed that the shareholders vote to fix the number of directors constituting the full Board at nine members.

The Board of Directors unanimously recommends that shareholders vote “FOR” fixing the size of the Board of Directors at nine members.

PROPOSAL 2

ELECTION OF DIRECTORS

At the annual meeting, three directors will be elected to serve a three year term until each such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.  The Board currently consists of ten members and is divided into three classes.  The term of only one class of directors expires in each year, and their successors are elected for terms of up to three years and until their successors are elected and qualified.  Messrs. Forsythe, Wadsworth, and Ms. Civil, whose terms expire at the 2010 annual meeting, have been nominated to stand for re-election at the 2010 annual meeting for terms expiring in 2013.

Mr. William C. Gumble, whose term expires as of the 2010 annual meeting, is no longer eligible for re-election to the Board under the Company’s corporate governance guidelines and therefore will be retiring effective as of the annual meeting.  As previously disclosed in our Form 10-Q filed on November 11, 2009, as a result of a special election held on November 3, 2009, director William L. Owens was elected to the United States House of Representatives to represent the 23rd Congressional District of New York.  Mr. Owens was subsequently sworn in as a member of the House of Representatives on November 6, 2009.  As a result of the election, Mr. Owens resigned from his position as a member of the Board of Directors of the Company effective November 5, 2009.  The Board greatly appreciates Messrs. Gumble and Owens service and contributions to the success of the Company and NBT Bank (the “Bank”).

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve.  Our Board currently believes that each nominee will stand for election and will serve if elected as a director.  Assuming the presence of a quorum at the annual meeting, the three director nominees for the class of directors whose term expires at the 2013 annual meeting will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy.  This means that the three nominees who receive the most votes will be elected.  There are no cumulative voting rights in the election of directors.

Information as to Nominees and Other Directors

Information regarding the nominees and the directors continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated in each director’s biography is as of December 31, 2009.  There are no family relationships among the directors or executives.

Board Nominees for Terms Ending 2013

Daryl R. Forsythe was the Chairman and Chief Executive Officer of NBT Bancorp Inc. from January 2004 until his retirement in December 2005.  Mr. Forsythe is currently the Chairman of the NBT board and has held that position since January 2004.  From April 2001 to December 2003 he was Chairman, President and Chief Executive Officer of NBT and was Chairman and Chief Executive Officer of NBT Bank from September 1999 to December 2003.  He was President and Chief Executive Officer of NBT and the Bank from January 1995 to April 2001 and September 1999, respectively.  He is currently a director of Security Mutual Life Ins. Co. of New York, New York Central Mutual Fire Insurance Co., New York Business Development Corp., and National Security Life and Annuity Company.  He has been a director of the Bank and NBT since 1988 and 1992, respectively.  Mr. Forsythe’s experience as the former Chief Executive Officer of NBT and the Bank provides the Board with unique insight into NBT’s challenges, opportunities and operations. His service on additional corporate boards also provides substantial corporate governance experience. Age 66.

Patricia T. Civil served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002.  Ms. Civil is currently a director of Unity Mutual Life Insurance Company, SRC Inc., Anaren Inc. (NASDAQ: ANEN), and has been a director of NBT and the Bank since 2003.  As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her service on the board of a public company, provides the Board with additional corporate governance expertise. Age 60.

Robert A. Wadsworth was the Chief Executive Officer of Preferred Mutual Insurance Co. from 1997 until his retirement in 2008.  Mr. Wadsworth is currently the Chairman and a director of the board of Preferred Mutual Insurance Co.  He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of NBT and the Bank since 2006 and 2001, respectively. As the Chief Executive Officer of a corporation based in NBT’s community, Mr. Wadsworth brings to the board strong executive experience and an understanding of the business and consumer needs of the community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry. Age 60.

Directors with Terms Ending in 2012

Martin A. Dietrich has served as the President and Chief Executive Officer of the Company and the Bank since January 2004.  Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003.  He is currently a director of Preferred Mutual Insurance Company, Chenango Memorial Hospital Board of Trustees, United Health Services, Independent Bankers Association of New York, and New York Bankers Association.  Mr. Dietrich has been a director of Pennstar Bank since 2004, the Bank since 1993 and NBT since 2005. Mr. Dietrich’s day to day leadership as President and Chief Executive Officer of NBT and the Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations. Age 54.

John C. Mitchell is a consultant with Blue Seal Feeds Inc., a feed manufacturing company.  Mr. Mitchell was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008.  He is currently a director of Preferred Mutual Insurance Company, New York AgriDevelopment Corporation, Delaware Otsego Corporation and has been a director of the Bank and NBT since 1993 and 1994, respectively.  Mr. Mitchell’s fifteen plus years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards and the Nominating and Corporate Governance Committee. Age 59.

Joseph G. Nasser is a Partner of the public accounting firm of Nasser & Company.  Mr. Nasser has been a director of Pennstar Bank and NBT since 1999 and 2000, respectively.  Mr. Nasser’s experience as a public accountant, as well as his service as a Partner at a public accounting firm, provide the Board with corporate finance and accounting expertise. His service on both the Audit and Risk Management and Compensation and Benefits Committees, combined with his nine plus years of service on the Board, provide the Company with extensive corporate governance and executive compensation experience. Age 52.

Michael M. Murphy is President and owner of Red Line Towing Inc., a towing and recovery service provider in northeastern Pennsylvania.  Mr. Murphy also serves as President of Red Line Leasing Corp., President of  Red Line Truck and Trailer Sales and is a Partner in Elite Warehouse LLC.  Mr. Murphy has been a director of Pennstar Bank and NBT since 1999 and 2002, respectively.  Mr. Murphy’s service on both the Audit and Risk Management and Compensation and Benefits Committees provides the Board with strong executive compensation and corporate governance experience. In addition, his experience as the President of a business in NBT’s market area provides the Board with insight into the challenges and opportunities of NBT’s business customers. Age 48.

Directors with Terms Ending in 2011

Richard Chojnowski is a retired self-employed electrical contractor.  Mr. Chojnowski has been a director of Pennstar Bank and NBT since 1994 and 2000, respectively.  Mr. Chojnowski’s experiences as a small business owner in NBT’s market area provides the Board with insight into the needs of NBT’s customers. Further, the skills developed in his business, including finance and management expertise, as well as his service on the Audit and Risk Management Committee, provides the Board with executive, management and corporate finance experience.  Age 67.

Joseph A. Santangelo is President and Chief Executive Officer of Arkell Hall Foundation Inc.  Mr. Santangelo has been a director of the Bank and NBT since 1991 and 2000, respectively.  Mr. Santangelo’s service on both the Nominating and Corporate Governance and Compensation and Benefits Committees provides the Board with strong corporate governance and executive compensation experience. In addition, his ten plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and challenges. Age 57.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2009, with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group.  Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	8,629	7,430	16,059	*
Richard Chojnowski (2)	272,811	10,830	283,641	*
Daryl R. Forsythe (3)	130,571	9,000	139,571	*
William C. Gumble	97,558	10,788	108,346	*
John C. Mitchell (4)	30,346	10,122	40,468	*
Michael M. Murphy (5)	28,549	5,230	33,779	*
Joseph G. Nasser (6)	54,612	2,710	57,322	*
Joseph A. Santangelo (7)	67,778	9,580	77,358	*
Robert A. Wadsworth (8)	168,920	2,485	171,405	*
Martin A. Dietrich (9)	79,310	198,085	277,395	*
Michael J. Chewens (10)	32,630	74,222	106,852	*
David E. Raven (11)	41,054	84,720	125,774	*
Jeffrey M. Levy (12)	15,357	41,900	57,257	*

As of December 31, 2009, all directors and executive officers listed above as a group (13 persons) beneficially owned 1,495,227, or 4.35%, of total shares outstanding as of December 31, 2009, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within sixty days of December 31, 2009.

(*)	Less than one percent.
(1)
Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within sixty days of December 31, 2009.

(2)	Includes 264,353 shares held jointly with spouse.
(3)	Includes 9,369 shares held jointly with spouse and 1,511 shares owned by spouse. Also includes 70,000 shares pledged as security for a loan arrangement.
(4)
Includes 2,200 shares held by a Trust for which Mr. Mitchell has investment discretion, but not voting discretion. Does not include 4,500 shares owned by The Adelbert L. Button Charitable Foundation, for which Mr. Mitchell serves as a trustee, but in which all investment and disposition discretion over the shares has been granted to NBT Bank, N.A., as trustee.

(5)	Includes 12,000 shares held jointly with spouse, 50 shares held jointly with daughter and 2,950 shares owned by spouse.
(6)	Includes 11,449 shares held jointly with spouse, 26,511 shares held in custody for daughters and 432 shares owned by spouse. Also includes 2,800 shares pledged as security for a loan arrangement.
(7)
Includes 4,808 shares held jointly with spouse.  Also includes 54,353 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with the Board of Trustees.  Also includes 7,064 shares pledged as security for a loan arrangement.

(8)	Includes 164,000 shares held by Preferred Mutual Insurance Company of which Mr. Wadsworth is Chairman of the Board and an executive officer.
(9)
Includes 11,383 shares held jointly with spouse and 848 shares owned by spouse.  Includes 755 shares held in custody for a minor.  Includes 25,992 shares held in the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan (“NBT 401(k)/ESOP plan”).

(10)	Includes 16,230 shares held in the NBT 401(k)/ESOP plan.
(11)	Includes 17,699 shares held in the NBT 401(k)/ESOP plan. Also includes 8,000 shares pledged as security for a loan arrangement.
(12)	Includes 2,807 shares held in the NBT 401(k)/ESOP plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 16, 2010 with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,737,492	(2)	7.95%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,895,025	(3)	5.51%
__________________
(1)
Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 16, 2010.  As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	BlackRock, Inc. reports that it has sole dispositive and sole voting power over 2,737,492 shares.

(3)	The Vanguard Group, Inc. reports that it has sole dispositive and sole voting power over 1,845,113 and 49,912 shares, respectively.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees.  The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Mr. Dietrich, meet the standards of independence set forth by the NASDAQ Stock Market.  In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” below.  Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused.  John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors.  The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors.  Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815.  Any such communication must state the name of and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

      The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others.  Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.  Currently, Mr. Dietrich serves as the Chief Executive Officer of the Company, while Mr. Forsythe, who is independent, serves as the Chairman of the Board of Directors.  The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Dietrich to focus on the Company’s operations and strategy, while Mr. Forsythe, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for board consideration without immediately involving the Chief Executive Officer or other management.  The Board of Directors believes it currently benefits from having an independent director, who is also a former executive officer of the Company, as its Chairman.

Director Attendance at Board Meetings and Annual Meetings

During fiscal 2009, the Board held six meetings.  Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.  In addition, directors are expected to attend our annual meeting of shareholders.  All directors were in attendance at the 2009 annual meeting, and we expect that all directors will be present at the 2010 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee.  The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 4200 and that the members of the Audit and Risk Management Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”).  A description of each of these committees follows:

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Daryl R. Forsythe (Chair), John C. Mitchell, Richard Chojnowski, William C. Gumble, Joseph A. Santangelo and Robert A. Wadsworth. The Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws.  The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html.  This Committee met four times in 2009.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders.  While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management.  In addition, in accordance with the Company’s Bylaws:

●
Every director must be a citizen of the United States and have resided in the State of New York, or within two hundred miles of the principal office of the company, for at least one year immediately preceding the election;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall be eligible for election or re-election as a director if they shall have attained the age of 70 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others.  The Committee also has the authority to retain any search firm to assist in the identification of director candidates.  The Committee will review the qualifications and experience of each candidate.  If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT.  To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 10 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given.  The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 3 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination.  Article III, Section 3 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Committee members are identified in the Audit and Risk Management Committee Report on page 39.  Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members.  In addition, our Board of Directors has determined that Ms. Civil is an “audit committee financial expert” as that term is defined in NASDAQ Marketplace Rule 4350(d)(2)(A) and the rules of the SEC.

This Committee met five times in 2009.  Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 39 and in the Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

Directors John C. Mitchell (Chair), Patricia T. Civil, William C. Gumble, Daryl R. Forsythe, Michael M. Murphy, Joseph G. Nasser, and Joseph A. Santangelo constitute the Company’s Compensation and Benefits Committee. All of the Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee sometimes works in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers.  In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned or in January of such fiscal year.

The Committee has engaged Mercer Human Resources Consulting, (“Mercer”) a global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program.  Mercer is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.  Two competitive markets are compared - the broader banking industry and peer group data.  In addition to a competitive analysis, Mercer performs a pay for performance alignment analysis based on a few macro-financial metrics.  These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital.  Mercer provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making.  The Committee reviews information provided by Mercer to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry.  The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP plan, the directors’ and officers’ stock option plans, the deferred and performance share stock plans as well as the 2008 Omnibus Incentive Plan (the “Omnibus Plan”).  Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to non-executive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich.  A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter appears on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met five times in 2009.

Policy on Recovery of Awards

The Company does not currently have a policy with respect to the recovery of awards when the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, however certain agreements and performance-based incentive plans include specific clauses regarding the company’s right to recovery of awards in the event of a material restatement of the Company's financial results.  This “clawback clause” in the named executives’ employment and change in control agreements is described under “Agreements with Executive Officers” beginning on page 36.

Director Compensation

In 2009, the Company’s non-employee directors received fees according to the following schedule:

Annual Retainer:	Cash (Chairman of the Board) - $50,000
Cash (Director) - $12,500
Cash Audit & Risk Management Committee (Chair) - $10,000
Cash all other Committees (Chairs) - $5,000
Restricted Stock (Chairman of the Board) - $50,000
Restricted Stock (Director) - $12,500

Board Meetings:	Chairman of the Board - $1,000 per meeting
Director - $1,000 per meeting

Telephonic Board Meetings:	Chairman of the Board - $1,000 per meeting
Director - $1,000 per meeting

Committee Meetings:	Audit & Risk Management Committee Chairperson - $750 per meeting
Audit & Risk Management Committee Member - $750 per meeting
All other Committee Chairpersons - $600 per meeting
All other Committee Members - $600 per meeting

The restricted stock awards were issued pursuant to the NBT Bancorp Inc. 2008 Omnibus Incentive Plan.  The restricted stock awarded to the non-employee directors vests one-third annually beginning on the first anniversary of the grant date.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO.  Pursuant to this agreement, commencing January 1, 2006 and continuing as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company.  In addition to the fees set forth above, pursuant to his agreement, Mr. Forsythe is also entitled to be reimbursed for dues and assessments (including initiation fees) incurred in relation to his country club membership. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank.  Under the agreement, during the term of his tenure with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

The following table provides information about the compensation paid to the Company’s non-employee directors in 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (1)	Stock Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(h)
Daryl R. Forsythe	$74,600	$60,005	$0	$ 0	$26,522	$161,127

Richard Chojnowski	$41,750	$20,010	$0	$ 0	$5,655	$67,415

Patricia T. Civil	$50,800	$20,010	$0	$4,545	$3,144	$78,499

William C. Gumble	$41,700	$22,520	$0	$ 0	$6,066	$70,286

John C. Mitchell	$45,450	$20,010	$0	$ 0	$6,358	$71,818

Michael M. Murphy	$43,550	$20,010	$0	$ 0	$6,358	$69,918

Joseph G. Nasser	$47,450	$20,010	$0	$ 0	$2,857	$70,317

William L. Owens	$42,500	$20,010	$0	$ 0	$5,775	$68,285

Joseph A. Santangelo	$45,400	$20,010	$0	$ 0	$3,144	$68,554

Robert A. Wadsworth	$40,350	$20,010	$0	$1,322	$2,160	$63,842

NOTES:

(1)
The amounts in column (c) reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.  All director restricted stock awards granted for fiscal year ending December 31, 2009 were issued as of April 30, 2009 and the per share fair market value was $23.68. Assumptions used in the calculation of these amounts are included in footnote #17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009.  As of December 31, 2009, each director held the following number of unvested restricted shares: Daryl R. Forsythe 3,614; Richard Chojnowski 1,458; Patricia T. Civil 1,458; William C. Gumble 1,564; John C. Mitchell 1,458; Michael M. Murphy 1,458; Joseph G. Nasser 1,458; William L. Owens 0; Joseph A. Santangelo 1,458; and Robert A. Wadsworth 1,458.

(2)
No stock options were awarded for the fiscal year ended December 31, 2009.  As of December 31, 2009, each director held the following number of unvested/vested and unexercised option awards: Daryl R. Forsythe 6,000 unvested and 9,000 vested; Richard Chojnowski 1,800 unvested and 10,830 vested; Patricia T. Civil 1,950 unvested and 7,430 vested; William C. Gumble 1,800 unvested and 10,788 vested; John C. Mitchell 2,245 unvested and 10,122 vested; Michael M. Murphy 1,800 unvested and 5,230 vested; Joseph G. Nasser 1,790 unvested and 2,710 vested; William L. Owens 0 unvested and 7,987 vested; Joseph A. Santangelo 1,800 unvested and 9,580 vested; and Robert A. Wadsworth 1,767 unvested and 2,443 vested.

(3)	Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for fiscal year ending December 31, 2009 on deferred directors’ fees.
(4)
All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and 2008 Omnibus Incentive Plan for all non-employee directors totaling $29,050; health and/or dental/vision insurance offered through the Company for eight Directors, the Company’s associated premium costs totaled $22,694; $13,086 for annual premiums paid to provide long-term care insurance for the benefit of Mr. Forsythe and his spouse; and $3,150 for the dollar value of split dollar life insurance premiums paid during the 2009 fiscal year on behalf of Mr. Forsythe.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers of NBT Bancorp Inc.

Name	Age at December 31, 2009	Positions Held with NBT and NBT Bank
Martin A. Dietrich	54	President and Chief Executive Officer

Michael J. Chewens	48	Senior Executive Vice President, Chief Financial Officer and Corporate Secretary

David E. Raven	47	President of Retail Banking of NBT Bank, President and Chief Executive Officer of the Pennstar Bank Division

Jeffrey M. Levy	48	President of Commercial Banking and Capital Region President of NBT Bank

Biographical information regarding the Named Executive Officers is set forth below.  Information regarding Mr. Dietrich can be found under the section Directors with Terms Ending in 2012 found on page 5.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002.  He was EVP and CFO of same from 1999 to 2001.  He has been Secretary of NBT and NBT Bank since December 2000.

David E. Raven has been President of Retail Banking of NBT Bank since July 2006 and President and Chief Executive Officer of the Pennstar Bank Division of NBT Bank since August 2005.  Prior to that, Mr. Raven was President and Chief Operating Officer of the Pennstar Bank Division from August 2000 to 2005 and SVP of Sales and Administration from September 1999 through August 2000.

Jeffrey M. Levy has been Executive Vice President of NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components.  For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee Report included in this Proxy Statement. In this discussion, we refer to the Company’s Chief Executive Officer (the “CEO”), its Chief Financial Officer (the “CFO”), and the other individuals included in the Summary Compensation Table on page 25 as the Company’s “Named Executive Officers”.

Guiding Principles and Policies

The primary objectives of the Company’s executive compensation program are:

●	to attract and retain talented senior executives.

●	to motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following fundamental principles underlie the Company’s executive compensation program:

●	Executive compensation should be closely aligned with both short-term and long-term shareholder interests.

●	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals.

●	Executives should be required to build and maintain significant equity investments in the Company.

●	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

Overview

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix based on five broad components: (i) base salary, (ii) short-term annual incentive bonus, (iii) long-term incentives, (iv) retirement and post-employment benefits and (v) other benefits and perquisites.  The Compensation and Benefits Committee (the “Committee”) regularly reviews these components in order to ensure that, as a whole, they conform with the Company’s guiding principles and policies relating to compensation. The Committee’s objective is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company. At the same time, the Committee seeks to maintain an executive compensation program that is competitive with comparably sized financial institutions.

Throughout 2009, the Committee engaged in review and analysis of the Company’s compensation programs and practices with the view toward strengthening the link between the Company’s pay practices and shareholder value. The Committee’s compensation decisions were based in part on (1) evidence of alignment between pay and Company performance; (2) market data and leading market practices; and (3) the compensation-oversight experience of several Members of the Committee who serve on other public company boards.  In addition, because there is no “one size fits all” approach to compensation, the Committee was necessarily influenced by financial and non-financial factors unique to the Company and key to its current and projected future performance.  In 2009 the Committee obtained information from a variety of sources, including the Company’s Human Resources Department, individual members of management and outside counsel, advisors and compensation experts.  The Committee received reports from the CEO and the Director of Human Resources containing historical data about the total compensation, including the number and amount of awards, received by the Named Executive Officers and the broader executive management team as well as their individual and team contributions to the Company as measured by achievement of their annual individual performance goals and long-term objectives. The Committee also received reports from the CEO about the performance of each member of the executive management team, and recommendations for adjustments, if any, in their respective compensation.  In addition, the Committee requested and reviewed the CEO’s written self-assessment of performance during the course of the year and discussed with him various areas of his self-evaluation.

The compensation review process also entailed the use of survey data and peer group information prepared by Mercer (US) Inc. and members of the Committee also availed themselves of the opportunity to talk with Mercer directly about the data. Generally, the Committee focused on the total cash and total direct compensation levels of senior executive positions of companies in the finance/banking industry with assets of approximately $5 billion in size.  The Committee looked at peer group information to compare the total cash compensation levels of the Company’s Named Executive Officers to the total cash compensation levels of the Named Executive Officers of peer companies. Additionally, the Committee reviewed the financial performance of the Company relative to the performance of peer banks in order to assess the alignment of the Company’s Named Executive Officers’ pay to performance. The peer companies used as reference for total cash compensation and financial performance comparisons consist of community-based banking organizations in the Northeast with asset size and market similar to the Company’s and against which the Committee believes that the Company competes for executive talent.  In 2009, the group consisted of the following companies: Berkshire Hills Bancorp, Inc., Community Bank Systems, Inc., First Commonwealth Financial Corporation, FNB Corporation, First Niagara Financial Group, Inc., Harleysville National Corporation, National Penn Bancshares, Inc., Northwest Bancorp, Inc., Provident New York Bancorp, S&T Bancorp, Inc., Tompkins Financial Corporation, and TrustCo Bank Corp NY (the “Peer Group”).  The review process showed that the Company’s one-year (2008) financial performance exceeded the 75th percentile of the Peer Group and the actual total cash compensation of the Named Executive Officers is in line with this level of performance. Similarly, the Company’s three-year performance (2006-2008) exceeded the 75th percentile of the Peer Group, and the actual total direct compensation of the Named Executive Officers during that period was aligned with the Company’s three-year performance.

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the Named Executive Officers at median market levels. In some situations, the Committee may vary from this practice, based upon factors such as market competition, the urgency of the Company’s need to fill a position, and a candidate’s skill, experience, expertise,  performance history and increased responsibilities.  In 2009, taking into account the factors described above and consistent with the Company’s pay for performance strategy, the base salary, target total cash compensation and target total direct compensation for the Named Executive Officers in the aggregate approximated the median market levels.  A discussion of the individual components of the Company’s executive compensation program follows below.

Components of Executive Compensation

During 2009, the Company’s executive compensation program consisted of base salary, short-term cash incentives and long-term equity based incentives together with benefit plans, perquisites and personal benefits, and post-termination pay.  The table below sets forth the components of the Company’s executive compensation program; the component’s function related to total compensation; and identifies the tables that provide detailed information about each component.

Executive Compensation Overview

Compensation Component	Description	Purpose	Detailed Information
Base Salary	Pay for executive’s role, responsibilities, skill, experience, individual achievements and Company performance.	• To provide competitive and fair fixed base pay.	Summary Compensation Table
Executive Incentive Compensation Plan (a component of the Omnibus Incentive Plan)	Annual rewards for achievement of pre-determined level of Earnings Per Share and superior performance with respect to pre-determined individual goals of Named Executive Officers other than the CEO.
•      Market competitive practice.
•      Directly links short term rewards to actual Company performance measures.
•      Encourages Named Executive Officers to make a significant personal contribution to the Company’s growth.
Summary Compensation Table Grants of Plan-Based Awards Table
Awards under the Omnibus Incentive Plan (This long-term incentive plan became effective May 6, 2008 and replaced several variable pay plans as described more fully below).
Long-term compensation in the form of performance shares or units, restricted stock/units, stock options, or stock appreciation rights earned over a designated performance period and subject  to Company  performance.

•      Equity grants provide a competitive long-term incentive to Named Executive Officers in direct alignment with shareholder interests and also serves as an effective executive retention device.
•      Increases the weighting of variable pay, as part of total direct compensation, based on pre-determined Company performance metrics.

Summary Compensation Table Grants of Plan-Based Awards Table Outstanding Equity Awards at Fiscal Year-End Table Option Exercises and Stock Vested Table

Compensation Component	Description	Purpose	Detailed Information
Retirement Benefits
Named Executive Officers participate in Company-wide tax-qualified plans including: a defined benefit pension plan and a 401(k) & ESOP defined contribution plan. Certain Named Executive Officers participate in a non-qualified Supplemental Executive Retirement Plan (“SERP”).

•      Comparably situated companies customarily maintain broad-based, tax-qualified retirement plans as part of the overall compensation program.
•      SERPs allow the Company to provide competitive retirement benefits to key executives that are directly linked to salary history.  These benefits cannot be paid under the broad-based retirement plans due to IRS constraints.

Summary Compensation Table Pension Benefits Table Nonqualified Deferred Compensation Table
Perquisites and Other Personal Benefits	Benefits include automobiles, life and disability insurance and club dues. Eligibility for each perquisite varies depending on the position of the Named Executive Officer.	• These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.	Summary Compensation Table
Termination & Severance Pay	Named Executive Officers have employment agreements providing post-termination severance compensation. Named Executive Officers also have Change-in-Control (“CIC”) agreements.
•      Employment agreements assist in attracting and retaining the Named Executive Officers.
•      CIC arrangements provide continuity of management in the event of an actual or threatened change-in-control of the Company.
Potential Payments Upon Termination or Change in Control Table

Base Salary

The Committee reviews executive base salaries annually.  Base salary is the only fixed portion of compensation of salaried employees of the Company, including the Named Executive Officers.  It is the one component of compensation that provides the Named Executive Officers with financial certainty. The Company has entered into employment agreements with each Named Executive Officer providing for a minimum base salary, subject to annual adjustments based on recommendations of the Committee. In establishing the fiscal 2009 salary for each Named Executive Officer, the Committee considered:

●	the Officer’s responsibilities, qualifications and experience;

●	the Officer’s overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible;

●	the Officer’s role in leading or helping implement our short-term and long-term strategies;

●	the market for individuals with the relevant skills, experience and expertise and the competitiveness of the executive compensation program in relationship to relative company peers.

In 2009, the Committee reviewed the base salaries of the Named Executive Officers to determine whether they were consistent with the Company’s guiding principles and policies and whether they reflected the annual base salaries of comparable executives in the Peer Group. The Committee determined that an upward adjustment in the base salary of each Named Executive Officer was appropriate in order to maintain their base pay at their current positioning (market median level) within the Peer Group.  The base salary for each of the Named Executive Officers is reflected in column (c) of the Summary Compensation Table on page 25.  Mr. Dietrich’s base salary in 2009 was $520,000 and will be $535,600 in 2010.   Mr. Chewens’ base salary was $363,000 in 2009 and will be $374,000 in 2010.  Mr. Raven’s base salary was $363,000 in 2009 and will be $374,000 in 2010. Mr. Levy’s base salary was $250,000 in 2009 and will be $275,000 in 2010. The adjustment in Mr. Levy’s base salary is consistent with significant increased responsibility in the commercial and regional banking areas.

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity based incentive compensation. These forms of compensation vary in amount depending on the factors discussed below and are designed to promote superior performance and achievement of corporate goals, encourage the growth of shareholder value, and allow key employees to participate in the long-term growth and profitability of the Company.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (“EICP”) is a component of the Omnibus Incentive Plan, an umbrella plan providing for several forms of cash and equity based incentive compensation.

The EICP is a short-term incentive plan that directly ties annual bonus awards to specific Company financial goals, as well as individual performance objectives. Awards under the EICP are determined through a combination of achievement of individual performance goals and the attainment of predetermined levels of diluted Earnings Per Share (“EPS”). EICP awards are defined as a percentage of salary and weighted between corporate and personal goals as determined by reference to each executive’s position. If the target EPS level is not achieved, awards may not be paid.  In order to achieve the purposes of the EICP, the Committee has discretion to include or exclude any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS goal levels that will determine year-end payout.  The Committee approves the group of employees eligible to participate for that year.

In addition to corporate earnings goals, the Committee may establish individual performance objectives as a component of the overall payout for each of the Named Executive Officers, other than the CEO.  The CEO’s EICP award is based entirely on corporate performance goals with no individual component.  The CEO provides input for the performance objectives for the other Named Executive Officers. Each such Named Executive Officer may have several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan.  Objectives more critical to the Company are given more significant weight than other objectives.  Each individual performance objective is evaluated at year-end in terms of accomplishment.  The total result of all objectives plus the respective achieved corporate earnings percentage are combined and multiplied times base salary to derive the total payout.

If the Company’s actual earnings are equal to or greater than a predetermined threshold, the Named Executive Officers are eligible for awards calculated by multiplying (i) the assigned payout percentage (based upon achievement of the corporate component at a certain level and, if applicable, achievement of individual performance objectives) times (ii) the base salary of the specific Named Executive Officer.  The awards may be increased by a factor of up to two times based upon attainment of actual earnings between the threshold and maximum set by the Committee.  For example, if the Company achieved an EPS Level 2 (target) and the Named Executive Officer was at an Executive Level B-1, the maximum payout would be 47% of base salary.

In 2009, the Committee established an EPS goal, which took into account current economic and financial constraints, including expected increases in FDIC assessments and pension expenses.  In order to mitigate excessive risk, the awards were structured so that achievement of a threshold EPS would yield an award under the EICP payable at 50% of target. Achievement of performance at the target EPS level for 2009 could result in awards payable at 100% of the target awards. EPS performance above target could yield awards up to 200% of the target award, as detailed in the tables below.  In the case of the CEO, the maximum payout is 133% of the target award.  The Company’s reported diluted EPS of $1.53 was 102% of target performance of $1.50.  Based on these results, and in accordance with the plan, awards were payable to Named Executive Officers at 100% of target in 2009.

The following table depicts the corporate component and total individual performance objectives component weightings for the Named Executive Officers for fiscal year 2009.

Executive Level	Named Executive Officer	Corporate Component	Individual Component	Total
Level A	Mr. Dietrich	100%	0%	100%
Level B-1	Mr. Chewens	66%	34%	100%
Level B-1	Mr. Raven	66%	34%	100%
Level B-2	Mr. Levy	50%	50%	100%

The following table depicts the range of potential payouts to the Named Executive Officers under the EICP as a percentage of base salary, based upon achievement of individual performance objectives and attainment of corporate earnings goals identified in the table above.

EICP Payout Level	Exec. Level A Potential Payouts	Exec. Level B-1&B-2 Potential Total Payouts: Individual and Corporate Components
Level 1	37.5%	23.5%
Level 2 ( target)	75%	47.0%
Level 3	85%	58.8%
Level 4	90%	70.5%
Level 5	95%	82.3%
Level 6	100%	94.0%

Omnibus Incentive Plan

The 2008 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by the Board of Directors on January 28, 2008 and by the Company’s shareholders at the annual meeting on May 6, 2008.  The Omnibus Plan is used to grant equity and performance-based awards to eligible employees, including Named Executive Officers, similar to those previously granted under the Stock Option Plan and the Performance Share Plan.  The terms and conditions governing the grant of awards under the Omnibus Plan mirror those set forth in the Stock Option and Performance Share Plans, which are described below.

The Omnibus Plan also replaced the Company’s Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.  All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by shareholders at the 2008 annual meeting.  The Omnibus Plan does not substantively change the Company’s executive compensation program.  Under the Omnibus Plan, the Company continues to provide each Named Executive Officer with annual and long-term incentives in the form of cash and equity-based awards with terms similar to those previously issued under the Stock Option Plan and Performance Share Plan discussed in this Compensation Discussion and Analysis.

As shown in the table below, Messrs. Dietrich, Chewens, Raven and Levy received the following long-term non-cash compensation awards under the Omnibus Plan in 2009.  In granting these awards, the Committee considered Peer Group and survey data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Option Awards	Performance Restricted Unit Awards
Dietrich	25,000	7,500
Chewens	18,000	4,500
Raven	18,000	4,500
Levy	13,000	4,200

Long-Term Incentive Plan

On March 22, 2010, the Compensation Committee approved a long-term performance-based equity incentive program for the CEO under the Omnibus Incentive Plan to emphasize long-term results and further align the CEO’s interests with those of the Company’s shareholders.  Under the program, the CEO has the opportunity to receive shares of Company common stock at the end of a six-year performance period (2010-2015).  The CEO's award account is initially set at zero shares, and shares will be added or subtracted thereto annually over the six-year performance period based on whether the Company achieves annual diluted EPS targets to be established by the Compensation Committee at the beginning of each year.  The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Compensation Committee at the same time that the diluted EPS target is determined for the applicable year.  For the 2010 calendar year, a maximum of 20,000 shares may be added to the award account.  If the threshold EPS target is not achieved in 2010, the award account will be reduced by 5,000 shares.  The payment of the shares in the award account at the end of the six-year performance period is subject to the CEO’s continued employment with the Company.  Dividends on shares in the award account will be paid to the CEO on a current basis.

Performance Share Plan

As noted earlier, the Performance Share Plan was terminated on May 6, 2008.  Performance based equity awards issued after May 6, 2008 were issued under the Omnibus Plan under the same terms and conditions as the predecessor Performance Share Plan.  Performance share awards (in the form of restricted stock or units) are long-term, equity-based incentive awards that link executive compensation to the Company’s profitability and increased share value.  The Committee established guidelines for granting awards that are based on the attainment by the participant of specific performance goals established at a time when the outcome of the performance goals is substantially uncertain.  In setting the guidelines, the Committee considered a number of factors, including an individual’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company.  The Committee establishes the performance period over which the achievement of applicable performance goals will be measured, the executives who may participate during any performance period, the number of performance shares that may be awarded, and the vesting period for each grant.

1993 Stock Option Plan

The1993 Stock Option Plan was terminated on April 18, 2008.  Any awards issued after May 6, 2008 were issued under the 2008 Omnibus Incentive Plan under the same terms and conditions governing stock option grants under the predecessor plan.  The Committee approves the grant of non-tax qualified options to key management employees, including the Named Executive Officers.  The Committee believes stock options are inherently performance-based, and therefore support the objective of providing performance-based compensation while providing an opportunity for the Company’s Named Executive Officers to acquire or increase a proprietary interest in the Company.  The Committee does not consider the number of options outstanding and held by the Named Executive Officers in determining current year option awards.  Options are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant.  Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years.  Options are forfeited if the holder does not exercise them within ten years of the grant date.  The Committee’s established practice is to grant options annually at the Committee’s regularly scheduled December meeting.

Retirement Plans

Defined Benefit Pension Plan

The Named Executive Officers participate in the NBT Bancorp Inc. Defined Benefit Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan.  The plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the plan.  The plan provides for 100% vesting after three years of qualified service.  The plan has a cash balance feature, in which all of the Named Executive Officers participate.  The footnotes to the Pension Benefits Table on page 29 including the narrative discussion that follows such table contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of plan benefits. In 2009, the Committee approved a design change to the cash balance feature of the pension plan. Effective January 1, 2010, the Company will no longer credit interest on future pay-based allocations to eligible cash balance accounts in the pension plan but rather will make additional discretionary contributions to the 401(k) & Employee Stock Ownership Plan (“401(k) ESOP”) for plan years after December 31, 2009.  The discretionary contributions to the 401(k) ESOP are intended to offset the elimination of interest credits to eligible cash balance accounts. This plan design change affects all covered employees of the Company including the Named Executive Officers.

Supplemental Retirement Benefits

Messrs. Dietrich, Chewens and Raven each participate in a Supplementary Executive Retirement Plan (“SERP”), which is principally designed to restore benefits that would have been paid to the Named Executive Officer if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers.  Each SERP is embodied in agreements between the Company and the respective Named Executive Officer and the narrative that follows the Nonqualified Deferred Compensation Table on page 30 contains a detailed description of each SERP.  Mr. Levy began participating in a SERP effective January 1, 2010.  The terms of his plan are similar to those provided to certain other Named Executive Officers.

401(k) & Employee Stock Ownership Plan

The 401(k) ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the plan.  Plan participants may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis.  The Company matches 100% of the first 3% of pay contributed to the plan.  Additionally, the Company can make discretionary contributions to the plan based on its financial performance.  A discretionary contribution may also be made in the form of an employer non-elective amount to the ESOP portion of the plan based on the performance of the Company of up to 3% of base pay.  In 2009, the discretionary contribution for the 401(k) portion of the plan was 1.0% of base pay and for the ESOP portion of the plan was 3.0% of base pay.  All Company contributions to this retirement plan are made in the form of Company common stock, and vest at the rate of 20% per year with full vesting following five years of benefit service.  The Named Executive Officers participate in this plan.  Column (g) in the Summary Compensation Table on page 25 includes the dollar value of the stock contributed by the Company under the 401(k) ESOP to each of the Named Executive Officers.  In addition, effective for plan years after December 31, 2009, the Company may make discretionary contributions to the 401(k) portion of the plan to offset the elimination of interest credits to the pension plan, as described above.

Deferred Compensation Plan

The Deferred Compensation Plan allows the Named Executive Officers, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the Company.  Certain Named Executive Officers elected to defer compensation under this plan as detailed in the Nonqualified Deferred Compensation Table on page 30.

Perquisites and Other Personal Benefits

The Company provides Named Executive Officers with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company’s guiding compensation principles.  These benefits enable the Company to attract and retain superior employees for key positions.  During 2009, these benefits included the use of Company-owned automobiles, life and disability insurance, and for certain Named Executive Officers, club memberships.  Each Named Executive Officer has a term life insurance policy equal to two times his base salary, up to a maximum of $500,000, with the benefit payable to a beneficiary selected by the Named Executive Officer.  The Company pays the premiums on each policy.  The Company also maintains split-dollar bank owned life insurance for the benefit of the Company and the Chief Executive Officer. Each Named Executive Officer also has the use of a Company-owned automobile.  Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.  The dollar amount of these benefits is reflected in column (h) in the Summary Compensation Table on page 25.  The aggregate amounts of perquisites and other personal benefits paid to Messrs. Chewens and Raven were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To directly align their interests with shareholders’ interests, in 2005, the Committee established stock ownership guidelines for the Board of Directors and the executive management team including the Named Executive Officers.  The Committee considered the financial means of each executive in setting each executive’s required purchase of shares.  The executives must comply with the guidelines by the later of five years from the adoption of the policy or five years from the date of promotion to the executive management team.  Failure to meet the guidelines could, at the Committee’s discretion, affect future stock option awards.  As of December 31, 2009, all Named Executive Officers and Directors were in compliance with the established guidelines.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company’s CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as “performance-based compensation” or falls under certain other specified exceptions under Section 162(m).  Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval.  Performance awards under the Executive Incentive Compensation Plan (and the specific arrangements thereunder providing for performance awards, such as the Executive Incentive Compensation Plan) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation.  However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

Section 409A.  Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture.  Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity based performance awards, and severance plans or individual severance arrangements contained within employment agreements.  Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering a Named Executive Officer pursuant to an employment or change in control agreement which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the Named Executive Officer to (i) current income inclusion of the relevant amounts, (ii) interest at the IRS underpayment rate, and (iii) an additional 20% excise tax.  The Company believes it is operating in good faith compliance with the statutory and regulatory provisions currently in effect.  The Nonqualified Deferred Compensation Table on page 30 provides detailed information about the Company’s nonqualified deferred compensation arrangements.

Sections 4999 and 280G.  Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

We have entered into change in control agreements with each of Messrs. Dietrich, Chewens, Raven and Levy pursuant to which we will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no excise tax (unless the amount in excess of three times the individual’s base amount is $50,000 or less in which case no indemnification payment will be provided). We have done this so that, in general, whether or not we have experienced a change in control will not materially affect the net after-tax value to these individuals of termination benefits under their agreements. Neither the Company, nor NBT Bank, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment.

Accounting Considerations.  The Committee is informed of the financial statement implications of the components of the compensation program for Named Executive Officers. However, a compensation component’s contribution to the objectives of our compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the main elements of Named Executive Officer compensation decisions.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2009. The compensation received by the Named Executive Officers was a combination of cash and equity compensation and long-term and short-term compensation. The Compensation and Benefits Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each officer’s responsibilities and performance. Collectively, 2009 compensation for the Named Executive Officers consisted of, on average, 49% cash payments and 30% equity awards, and 50% and 50% in short-term and long-term compensation, respectively. Mr. Dietrich’s compensation was comprised of 40% cash payments and 22% equity awards, and 40% and 60% in short-term and long-term compensation, respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Stock Awards ($) (4)	Non-Equity Incentive Plan Compensation Earnings ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (10)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Martin A. Dietrich	2009	$520,000	$141,548	$209,700	$390,000	$830,086 (7)	$208,125	$2,299,459
President & Chief Executive	2008	$495,000	$99,445	$374,764	$396,000	$207,020 (7)	$163,398	$1,735,627
Officer of NBT and NBT Bank	2007	$450,000	$271,370 (3)	$0	$0	$306,144 (7)	$37,266	$1,064,780

Michael J. Chewens	2009	$363,000	$101,914	$125,820	$168,287	$199,855 (8)	$139,532	$1,098,408
Senior Executive Vice President,	2008	$345,000	$71,600	$266,974	$243,225	$96,462 (8)	$116,447	$1,139,708
Chief Financial Officer and	2007	$325,000	$140,042	$0	$0	$117,598 (8)	$25,815	$608,455
Secretary of NBT and NBT Bank

David E. Raven	2009	$363,000	$101,914	$125,820	$164,802	$166,334 (9)	$145,370	$1,067,240
President of Retail Banking of	2008	$330,000	$67,623	$262,070	$232,650	$83,509 (9)	$121,975	$1,097,827
NBT Bank, President and Chief	2007	$305,000	$133,040	$0	$0	$84,179 (9)	$29,871	$552,090
Executive Officer Pennstar
Bank Division

Jeffrey M. Levy	2009	$250,000	$73,605	$117,432	$112,565	$16,685	$42,354	$612,641
President of Commercial	2008	$208,600	$29,834	$154,231	$111,765	$12,274	$41,793	$558,497
Banking and Capital Region	2007	$198,600	$63,019	$0	$0	$9,645	$39,702	$310,966
President of NBT Bank

NOTES:
(1)	Certain named executives deferred a portion of their salary in 2009 as detailed in the Nonqualified Deferred Compensation table on page 30.

(2)
The amounts in column (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each fiscal year in which the option was granted.  The assumptions used to calculate the fair value of these option awards are set forth in footnote 17 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009.

(3)
This amount includes $75,311 relating to a reload option granted upon cash exercise of an initial option grant that was awarded to Mr. Dietrich on January 27, 1998 and $196,059 relates to an initial option grant that was awarded to Mr. Dietrich on January 1, 2007.  Both awards were issued pursuant to the Stock Option Plan.

(4)
The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each fiscal year in which the award was granted.  The assumptions used to calculate the fair value of these stock awards are set forth in footnote 17 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009.  The maximum values for the performance based award, assuming the highest level of performance is probable for fiscal year 2009 for Mr. Dietrich was $335,520, Mr. Chewens was $201,312, Mr. Raven was $201,312 and Mr. Levy was $187,891.

(5)
The amounts in column (f) reflect cash awards to the named executives under the EICP in 2009 and 2008.  Certain named executives deferred a portion of the 2009 award as detailed in the Nonqualified Deferred Compensation table on page 30.

(6)
The amounts in column (g) reflect solely the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as set forth in footnote 17 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009 and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(7)
In column (g), for Mr. Dietrich, the increase in 2009 consists of an increase of $183,482 in the value of Mr. Dietrich’s benefit from the Pension Plan and an increase of $646,604 in the value of his benefit from his SERP. Of the $646,604 increase in the value of Mr. Dietrich’s benefit from his SERP, $126,990 of the increase was due to an amendment to the Pension Plan, effective December 31, 2009. This amendment resulted in a decrease in the projected Pension Plan offset to Mr. Dietrich’s SERP benefit, resulting in an increase to his SERP benefit.  The increase in 2008 consists of an increase of $109,981 in the value of Mr. Dietrich’s benefit from the Pension Plan and an increase of $97,039 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of $451,786 in the value of Mr. Dietrich’s benefit from the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of $145,642 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.

(8)
In column (g), for Mr. Chewens, the increase in 2009 consists of an increase of $113,136 in the value of Mr. Chewens’s benefit from the Pension Plan and an increase of $86,719 in the value of his benefit from his SERP.  The increase in 2008 consists of an increase of $63,092 in the value of Mr. Chewens’s benefit from the Pension Plan and an increase of $33,370 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of $233,215 in the value of  Mr. Chewens’ benefit from the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of  $115,617 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.

(9)
In column (g), for Mr. Raven, the increase in 2009 consists of an increase of $81,379 in the value of Mr. Raven’s benefit from the Pension Plan and an increase of $84,955 in the value of his benefit from his SERP.  The increase in 2008 consists of an increase of $54,485 in the value of Mr. Raven’s benefit from the Pension Plan and an increase of $29,024 in the value of his benefit from his SERP.  The increase in 2007 consists of an increase of $186,322 in the value of Mr. Raven’s benefit from  the Pension Plan pursuant to an amendment effective December 31, 2007, reduced by a decrease of  $102,143 in the value of his benefit from his SERP, which provides for such reduction to the extent of any Pension Plan benefit increases.

(10)	The amount shown in column (h) reflects the following items as applicable for each named executive officer for 2009:

Compensation	Year	Dietrich	Chewens	Raven	Levy
Value of matching and discretionary contributions to the 401(K) & ESOP (See page 22 under the heading “Retirement Plans”)	2009	$17,150	$17,150	$17,150	$17,150
Value of life and disability insurance premiums paid by the Company (See page 23 under the heading “Perquisites and Other Personal Benefits”)	2009	$14,072	$4,477	$3,650	$4,466
Value of dividends or other earnings paid on stock or option awards not included within the FASB ASC Topic 718 aggregate fair value pursuant to the Omnibus Plan, Performance Share Plan and Stock Option Plan (See page 20 to 22 under the headings of and “Omnibus Incentive Plan” , “Performance Share Plan” and “1993 Stock Option Plan” )	2009(a)	$165,374	$116,002	$115,842	$7,460
Value of Perquisites and Other Personal Benefits	2009(b)	$11,529	$0	$0	$13,278

(a)
The amount shown for Messrs. Dietrich, Chewens, Raven and Levy contains both the value of dividends paid on stock and option awards in the amount of $18,400, $13,120, $12,960, and $7,640, respectively, plus earnings on performance shares paid to Dietrich, Chewens, and Raven in the amount of $146,974, $102,882, and $102,882, respectively.

(b)
The amount shown for Perquisites and Other Personal Benefits consists of personal vehicle use of $11,529 for Mr. Dietrich, and personal vehicle use of $2,117 and club memberships of $11,161 for Mr. Levy.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the Named Executive Officers under the Company’s cash and equity incentive plans during 2009.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee/Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Options & Awards ($/Sh) (4)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Martin A. Dietrich	1/1/2009	1/26/2009	$195,000	$390,000	$520,000	6,000	7,500	12,000			$209,700
	1/15/2009	12/22/2008							25,000	$25.38	$141,548

Michael J. Chewens	1/1/2009	1/26/2009	$85,305	$170,610	$341,220	3,600	4,500	7,200			$125,820
	1/15/2009	12/22/2008							18,000	$25.38	$101,914

David E. Raven	1/1/2009	1/26/2009	$85,305	$170,610	$341,220	3,600	4,500	7,200			$125,820
	1/15/2009	12/22/2008							18,000	$25.38	$101,914

Jeffrey M. Levy	1/1/2009	1/26/2009	$58,750	$117,500	$235,000	3,360	4,200	6,720			$117,432
	1/15/2009	12/22/2008							13,000	$25.38	$73,605

NOTES:
(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on page 19.
(2)
Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The January 15, 2009 stock option awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.
(4)	The exercise price of stock option awards was fair market value on the date of grant, as calculated by the Plan Administrator as provided in the Omnibus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2009, whether granted in 2009 or earlier, including awards that have been transferred other than for value.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Martin A. Dietrich
	1/15/2009	0	25,000	$25.3800 (4)	1/15/2019	5/31/2008	9,700	$197,589
	1/15/2008	10,000	15,000	$20.3617 (3)	1/15/2018	1/1/2008	7,800	$158,886
	12/27/2007	12,641	0	$24.5692 (5)	12/27/2017	1/1/2006	5,500	$112,035
	1/1/2007	16,800	11,200	$25.7620 (3)	1/1/2017
	1/1/2006	24,000	6,000	$22.3520 (3)	1/1/2016	1/1/2009			7,500	$152,775
	8/1/2005	6,470	0	$24.4458 (5)	8/1/2015
	1/20/2005	22,423	0	$23.2708 (3)	1/20/2015
	2/11/2004	3,840	0	$22.2050 (5)	2/11/2014
	1/1/2004	21,311	0	$22.1715 (3)	1/1/2014
	1/1/2003	24,000	0	$17.5380 (3)	1/1/2013
	1/28/2002	30,000	0	$14.3492 (3)	1/28/2012

Michael J. Chewens
	1/15/2009	0	18,000	$25.3800 (4)	1/15/2019	5/31/2008	6,700	$136,479
	1/15/2008	7,200	10,800	$20.3617 (3)	1/15/2018	1/1/2008	5,850	$119,165
	1/1/2007	12,000	8,000	$25.7620 (3)	1/1/2017	1/1/2006	3,850	$78,425
	1/1/2006	17,600	4,400	$22.3520 (3)	1/1/2016
	1/20/2005	17,507	0	$23.2708 (3)	1/20/2015	1/1/2009			4,500	$91,665
	1/1/2004	715	0	$22.1715 (3)	1/1/2014

David E. Raven
	1/15/2009	0	18,000	$25.3800 (4)	1/15/2019	5/31/2008	6,500	$132,405
	1/15/2008	6,800	10,200	$20.3617 (3)	1/15/2018	1/1/2008	5,850	$119,165
	1/1/2007	11,400	7,600	$25.7620 (3)	1/1/2017	1/1/2006	3,850	$78,425
	1/1/2006	16,000	4,000	$22.3520 (3)	1/1/2016
	1/20/2005	16,289	0	$23.2708 (3)	1/20/2015	1/1/2009			4,500	$91,665
	1/1/2004	15,831	0	$22.1715 (3)	1/1/2014

Jeffrey M. Levy
	1/15/2009	0	13,000	$25.3800 (4)	1/15/2019	5/31/2008	2,800	$57,036
	1/15/2008	3,000	4,500	$20.3617 (3)	1/15/2018	1/1/2008	4,875	$99,304
	1/1/2007	5,400	3,600	$25.7620 (3)	1/1/2017	1/1/2006	550	$11,204
	1/1/2006	4,000	1,000	$22.3520 (3)	1/1/2016	1/1/2005	1,100	$22,407
	10/1/2005	20,000	0	$23.2930 (3)	10/1/2015
						1/1/2009			4,200	$85,554

NOTES:
(1)	Restricted stock or unit awards vest 100% five years after the date of its grant.
(2)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $20.37 on December 31, 2009.
(3)	Option was issued pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.
(4)	Option was issued pursuant to the Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.
(5)	Reload option granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant.
(6)	This award was subsequently earned on January 1, 2010.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and restricted shares vested for the Named Executive Officers during 2009.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	0	$0	5,250	$146,974

Michael J. Chewens	0	$0	3,675	$102,882

David E. Raven	0	$0	3,675	$102,882

Jeffrey M. Levy	0	$0	0	$0

NOTES:
(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits Table

The following table includes information about the Named Executive Officers’ benefits under the Company’s defined benefit pension plan and each individual SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	24.2500	$1,383,443	$0
	Dietrich SERP	9.0000	$1,201,867	$0

Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	14.0000	$815,465	$0
	Chewens SERP	9.0000	$120,089	$0

David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	12.0000	$466,473	$0
	Raven SERP	6.0000	$113,979	$0

Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	4.0000	$ 41,432	$0

NOTES:
(1)	The above amounts were computed using the following significant assumptions:
Mortality – The RP-2000 Mortality Table for males and females with projected mortality improvements to 2010.
Discount Rate – 5.70%
Salary Increases – 3.00% for Defined Benefit Plan Benefits, 3.75% for SERP benefits
Interest Rate Credit for determining projected cash balance account – 4.50%
Interest rate to annuitize cash balance account – 6.00%
Mortality to annuitize cash balance account - This table is currently a 50/50 blend of the sex distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2010.
Assumed Retirement Age – Retirement rates for ages 55-66 for Defined Benefit Plan Benefits, age 60 for Dietrich SERP, age 62 for Chewens SERP and Raven SERP
Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

Our Named Executive Officers participate in the NBT Bancorp Inc. Defined Benefit Pension Plan (the “Pension Plan”).  This plan is a noncontributory, tax-qualified defined benefit pension plan.  Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours.  The plan provides for 100% vesting after three years of qualified service.  Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement.  Early retirement eligibility is age 55 with 3 years of service.  None of the named executives are eligible for early retirement as of December 31, 2009.  All executives are 100% vested as of December 31, 2009.  Prior to the amendment and restatement of the plan effective January 1, 2000, the plan had received a determination from the Internal Revenue Service that the plan was qualified under Section 401(a) of the Internal Revenue Code.  The plan, as amended and restated effective January 1, 2000, received favorable determination effective October 11, 2007.  The plan, as amended and restated effective January 1, 2009, has been submitted to the IRS for favorable determination.   The plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000.  Prior to that date, the plan was a traditional defined benefit pension plan.  Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design.  All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design.  Each of our named executive officers chose to participate in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account.  Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan.  However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

Benefits under the plan for 2009 are computed using a cash balance methodology for people who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $245,000 of annual eligible compensation.  Eligible compensation under the plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or our cost for any public or private benefit plan, including the Pension Plan.  In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year.  The Plan was amended effective December 31, 2009, such that future pay-based service credits will not receive interest credits.  The interest credits on future pay-based service credits will be made as discretionary Company contributions to the 401(k)/ESOP Plan.   Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above.  For 2009, the pay-based service credits for Messrs. Dietrich, Chewens, Raven, and Levy were 22%, 19%, 19%, and 5%, respectively.  The Company’s contributions to the Pension Plan in 2009 for Messrs. Dietrich, Chewens, Raven and Levy were $53,900, $46,550, $46,550, and $12,250, respectively.

Nonqualified Deferred Compensation

The following table includes information about the activity in, and balances of, each Named Executive Officer’s SERP and the Deferred Compensation Plan in 2009.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Martin A. Dietrich	$50,000	$564,551	$92,881	$0	$1,282,833

Michael J. Chewens	$0	$90,045	$106,569	$0	$469,681

David E. Raven	$0	$87,507	$3,443	$0	$131,556

Jeffrey M. Levy	$16,885	$0	$10,169	$0	$34,777

NOTES:
(1)
Mr. Dietrich contributed $50,000 to the Deferred Compensation Plan, which was reported as salary in the Summary Compensation Table on page 25.  Mr. Levy contributed $16,885 to the Deferred Compensation Plan, which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 25.

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the plan.  Because of these limitations and in order to provide certain executives with adequate retirement income, we have entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below.  It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of our 401(k) & ESOP and Social Security.

NBT has entered into agreements with Messrs. Dietrich, Chewens and Raven to provide the executive with supplemental retirement benefits, of which were revised most recently on November 5, 2009.  Mr. Dietrich’s SERP was subsequently amended and restated on January 20, 2010.  Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under our pension plan, (b) the annual benefit that could be provided by contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his social security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens and Raven) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in our pension plan, with the exception of a different salary scale assumption.

Reduced amounts will be payable under each SERP in the event the executive takes early retirement.  If the executive dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to our 401(k) & ESOP, plus the earnings on such net amount.  If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens and Raven) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under our pension plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse.  Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens and Raven).  Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens and Raven are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2009 compensation were his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, our cash balance pension plan, the annuitized employer portion of our 401(k) & ESOP and social security to be paid to Messrs. Dietrich, Chewens and Raven would be $561,600, $487,736 and $424,829, respectively.  The social security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive.  The SERP for Messrs. Dietrich, Chewens and Raven will at all times be unfunded except that, in the event of a change in control, NBT will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.  Mr. Levy was awarded a SERP effective January 1, 2010 with terms similar to Messrs. Chewens and Raven.

Deferred Compensation Plan

The Deferred Compensation Plan allows the Named Executive Officers, and such other officers as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the company.   The Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus.  Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis.  Participants are required to elect a time of distribution, either a specific date or at time of separation from employment; and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution.

The following table and related footnotes describe and quantify the amount of post termination payments that would be payable to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment as of December 31, 2009, under various employment-related scenarios pursuant to the Employment Agreements, Change in Control Agreements and Equity Award Agreements entered into with each of the Named Executive Officers utilizing a per share stock price of $20.37, the closing market price of the Company’s common stock on such date.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table.  Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the Named Executive Officer’s age.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death1 ($)	Disability ($)	By NBT w/o Cause ($)	By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control2 ($)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	14,0003	14,000	14,000	14,000	14,000	14,000	14,000	14,000
	Deferred Compensation	-	80,966	80,966	-	-	-	-	-
	Severance4	-	-	-	1,595,1505	-	-	1,595,150	3,179,6656
	SERP7	264,179	264,179	264,179	264,179	-	264,179	264,179	3,840,5038
	Stock Options9	-	125	125	-	-	-	-	125
	Restricted Stock10	-	621,285	621,285	621,285	-	-	423,696	621,285
	Health & Welfare	-	2,000,00011	317,83718	-	-	-	-	60,05112
	Sub-Total	278,179	2,980,555	1,298,392	2,494,614	14,000	278,179	2,297,025	7,715,629
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	2,920,52313
	Total	278,179	2,980,555	1,298,392	2,494,614	14,000	278,179	2,297,025	10,636,152

Michael J. Chewens	Accrued Unpaid Salary & Vacation	10,47214	10,472	10,472	10,472	10,472	10,472	10,472	10,472
	Deferred Compensation15	-	349,593	349,593	344,230	344,230	344,230	344,230	344,230
	Severance4	-	-	-	1,113,53816	-	-	1,113,538	2,153,06317
	SERP7	120,089	120,089	120,089	120,089	-	120,089	120,089	529,9038
	Stock Options9	-	90	90	-	-	-	-	90
	Restricted Stock10	-	425,733	425,733	425,733	-	-	289,254	425,733
	Health & Welfare	-	-	505,32418	-	-	-	-	58,67312
	Sub-Total	130,561	905,977	1,411,301	2,014,062	354,702	474,791	1,877,583	3,522,164
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	1,193,85119
	Total	130,561	905,977	1,411,301	2,014,062	354,702	474,791	1,877,583	4,716,015

David E. Raven	Accrued Unpaid Salary & Vacation	13,96220	13,962	13,962	13,962	13,962	13,962	13,962	13,962
	Deferred Compensation	-	17,577	17,577	-	-	-	-	-
	Severance4	-	-	-	1,113,53821	-	-	1,113,538	2,153,06322
	SERP7	113,979	113,979	113,979	113,979	-	113,979	113,979	761,7518
	Stock Options9	-	85	85	-	-	-	-	85
	Restricted Stock10	-	421,659	421,659	421,659	-	-	289,254	421,659
	Health & Welfare	-	-	431,66918	-	-	-	-	52,06512
	Sub-Total	127,941	567,262	998,931	1,663,138	13,962	127,941	1,530,733	3,402,585
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	1,338,94723
	Total	127,941	567,262	998,931	1,663,138	13,962	127,941	1,530,733	4,741,532

Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	12,50024	12,500	12,500	12,500	12,500	12,500	12,500	12,500
	Deferred Compensation	-	34,777	34,777	-	-	-	-	-
	Severance4	-	-	-	766,90025	-	-	766,900	1,482,82826
	Stock Options9	-	37	37	-	-	-	-	37
	Restricted Stock10	-	275,504	275,504	275,504	-	-	218,468	275,504
	Health & Welfare	-	-	424,97318	-	-	-	-	55,00912
	Subtotal	12,500	322,818	747,791	1,054,904	12,500	12,500	997,868	1,825,878
	Tax Gross-up, if applicable	-	-	-	-	-	-	-	773,80427
	Total	12,500	322,818	747,791	1,054,904	12,500	12,500	997,868	2,599,682

NOTES:
1.
The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the named executives (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the named executive’s beneficiaries by the Company’s insurer.  The premiums associated with the life insurance policies for the year 2009 and paid by the Company on behalf of the Named Executive Officers is included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 10 to that table.

2.
Change in Control benefit will only be payable in the following scenarios: (1) executive is terminated w/o Cause within 24 months following a Change in Control; (2) executive terminates employment for Good Reason within 24 months following a change in control; or (3) executive terminates employment w/o Good Reason within 12 months following a change in control.

3.	Mr. Dietrich’s accrued unpaid salary as of 12/31/2009 was $8,000, plus accrued unused vacation of $6,000.

4.
Severance under a Change in Control situation is computed for the named executive officer by the following formula: 2.99 multiplied by the greater of: (A) executive’s base salary for termination year, plus maximum targeted bonus for termination year or largest bonus paid over last 3 years or (B) the average total taxable compensation paid and reported for 3 years prior to the change in control.  No mitigation is required and gross-up will be paid to cover any excise taxes imposed on the executive pursuant to Code Section 4999.

5.
As of 12/31/2009, Mr. Dietrich is entitled to 3 years of salary continuation, at $540,000 per year, discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

6.
Mr. Dietrich is entitled to a higher severance benefit under severance formula option (A) (as referenced in footnote #4 above), which is $3,229,200 (compared with $2,931,908 under option (B)); based on 2009 amounts of $540,000 for salary and $540,000 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $3,179,665 shown in the table.

7.
The SERP is divided into 3 parts: (1) a Retirement Income component which provides a benefit equal to the benefit that would have been provided to the participant under the Defined Benefit Plan disregarding provisions required to comply with Internal Revenue Code Sections 401(a)(17) and 415 less the benefit provided by the Defined Benefit Plan; (2) a Deferral Account component which provides a benefit equal to the discretionary and matching contributions provided for under the Basic 401(k) & ESOP, disregarding provisions required to comply with Internal Revenue Code Sections 401(a)(17), 401(k)(3), 401(m), and 415, adjusted for income, gains and losses based on deemed investments less the actual benefit under the 401(k) & ESOP Plan and (3) a supplemental benefit payable as an annuity at the executive’s normal retirement age equal to a percentage of the average of the highest five consecutive years of earnings, less the benefit provided under the Defined Benefit Plan, less the benefit provided under the Basic 401(k) & ESOP (as an annuity), less the Retirement Income Component (as an annuity), less the Deferral Account (as an annuity).  This benefit is further reduced at Social Security Normal Retirement Age by the executive’s Social Security Benefit.

8.
Under their CIC Agreements, Messrs. Dietrich, Chewens, Raven are entitled to receive 3 additional years of benefit accrual under the terms of their SERP agreement (or a shorter period, if dictated by the terms of each SERP, or by law), based on compensation equal to their annualized severance compensation, following a change in control of the Company.  In addition, pursuant to their CIC Agreements, the supplemental benefit feature under each SERP, which would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven) will become immediately and fully vested following a change in control of the Company.  This supplemental benefit is assumed to be paid as an annuity beginning at age 60 (Dietrich) or 62 (Chewens/Raven).

9.	Nonqualified Stock Options issued under the Stock Option Plan and/or the Omnibus Plan.

10.	Shares of common stock awarded under the Performance Share Plan and common stock units awarded under the Omnibus Plan.

11	Represents portion of split dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

12.
Under their CIC Agreements Messrs. Dietrich, Chewens, Raven, and Levy are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for 3 years following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law.  The figure in this row represents the present value of continued medical insurance coverage for 36 months, all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy -- using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

13.
Under his CIC Agreement, Mr. Dietrich is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($2,638,636, which is equal to $3,840,503 - $1,201,867 as shown in the table), the present value of the additional Health & Welfare benefits ($60,051), the severance compensation ($3,179,665), and the parachute value of unvested stock shares ($275,990).  This total of $6,154,342 is then reduced by the base amount of $795,181 (the average of actual compensation paid to Mr. Dietrich during the 2004 – 2008 fiscal years).  The resulting amount of $5,359,161 is then grossed-up by $2,920,523 to reimburse Mr. Dietrich for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure. In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Dietrich under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

14.	Mr. Chewens’ accrued unpaid salary as of 12/31/2009 was $5,585, plus accrued unused vacation of $4,887.

15.
For termination other than death or disability, Mr. Chewens’ deferred compensation payment is discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

16.
As of 12/31/2009, Mr. Chewens is entitled to 3 years of salary continuation, at $376,962, discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

17.
Mr. Chewens is entitled to a higher benefit using severance formula option (A) (as referenced in footnote #4 above), which is $2,186,605 (compared with $1,953,247 under option B); based on 2009 amounts of: $376,962 for salary and $354,344 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $2,153,063 shown in the table.

18.
Represents the actuarial net present value as of December 31, 2009, of the payments Messrs. Dietrich, Chewens, Raven and Levy are entitled to under their Executive LTD plans as well as Mr. Chewens’ benefits under his supplemental disability policy.  In addition to utilizing the RP2000 Mortality Table for Disabled Males, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 5.70%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

19.
Under his CIC Agreement, Mr. Chewens is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($409,814, which is equal to $529,903 - $120,089 as shown in the table), the present value of the Health & Welfare benefits ($58,673), the severance compensation ($2,513,063), and the parachute value of unvested stock shares ($186,720).  This total of $2,808,270 is then reduced by the base amount of $617,554 (the average of actual compensation paid to Mr. Chewens during the 2004 – 2008 fiscal years).  The resulting amount of $2,190,716 is then grossed-up by $1,193,851 to reimburse Mr. Chewens for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Chewens under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

20.	Mr. Raven’s accrued unpaid salary as of 12/31/2009 was $5,585, plus accrued unused vacation of $8,377.

21.
As of 12/31/2009, Mr. Raven is entitled to 3 years of salary continuation, at $376,962, discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

22.
Mr. Raven has a higher benefit using severance formula option (A) (as referenced in footnote #4 above) which is $2,186,605 (compared with $2,054,322 under option B), based on 2009 amounts of: $376,962 for salary and $354,344 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $2,153,063 shown in the table.

23.
Under his CIC Agreement, Mr. Raven is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($647,772, which is equal to $761,751 - $113,979 as shown in the table), the present value of the Health & Welfare benefits ($52,065), the severance compensation ($2,153,063) , and the parachute value of unvested stock shares ($184,679).  This total of $3,037,580 is then reduced by the base amount of $580,612 (the average of actual compensation paid to Mr. Raven during the 2004 – 2008 fiscal years).  The resulting amount of $2,456,968 is then grossed-up by $1,338,947 to reimburse Mr. Raven for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Raven under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

24.	Mr. Levy’s accrued unpaid salary as of 12/31/2009 was $3,846, plus accrued unused vacation of $8,654.

25.
As of 12/31/2009, Mr. Levy is entitled to 3 years of salary continuation, at $259,616, discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

26.
Mr. Levy has a higher benefit using severance formula option (A) (as referenced in footnote #4 above) which is $1,505,928 (compared with $937,455 under option B), based on 2009 amounts of: $259,616 for salary and $244,039 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2009, equal to 3.14%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $1,482,828 shown in the table.

27.
Under his CIC Agreement, Mr. Levy is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the Health & Welfare benefits ($55,009), the discounted severance compensation ($1,482,828), and the parachute value of unvested stock shares ($125,727).  This total of $1,663,564 is then reduced by the base amount of $243,633 (the average of actual compensation paid to Mr. Levy during the 2005 – 2008 fiscal years).  The resulting amount of $1,419,931 is then grossed-up by $773,804 to reimburse Mr. Levy for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose, that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Levy under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

In addition to the payments outlined above, pursuant to the Employment Agreements entered into with Messrs. Dietrich, Chewens, Raven, and Levy if any of Messrs. Dietrich, Chewens, Raven or Levy are terminated “without cause” (as defined in each such respective parties’ Employment Agreement) or if any such executive terminates his employment for “good reason” (as defined in each such respective parties’ Employment Agreement) and if, within 18 months following the termination date, the executive should sell his principal residence, then the executive shall be reimbursed for (i) any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including reasonable transaction costs incurred in connection with such purchase and sale, and (ii) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement.  The foregoing benefit shall also be made available to each of Messrs. Dietrich, Chewens, Raven and Levy pursuant to their respective Change in Control Agreements if (a) within 24 months from the date of occurrence of any event constituting a change in control of the Company such executive’s employment with the Company is terminated (i) by the Company for “disability” (as defined therein), (ii) by the Company without “cause” (as defined therein), or (iii) by the executive with “good reason” (as defined therein), or (b) within 12 months from the date of occurrence of any event constituting a change in control of the Company the executive terminates his employment either with or without good reason.

Agreements with Executive Officers

Employment Agreements

We currently have employment agreements with Messrs. Dietrich, Chewens, Raven and Levy. These agreements will terminate upon the earlier occurrence of the executive’s death, disability, discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the agreements) or January 1, 2012.  The agreements for Messrs. Dietrich, Chewens, Raven and Levy also provide for automatic one-year extensions occurring annually on each January 1. As of the date of this proxy statement, each of the executives’ agreements have been automatically extended to January 1, 2013.

Upon termination of his respective agreement, Messrs. Dietrich, Chewens, Raven and Levy are each entitled to receive accrued and unpaid salary, accrued rights under our employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation.  If the executive’s employment is terminated by us other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive (i) his base salary on a monthly basis for a period of between two to three years following the termination date, depending on the date the executive’s employment was terminated, and (ii) a relocation payment if Messrs. Dietrich, Chewens, Raven and Levy relocates within 18 months after termination of employment from the Norwich, Binghamton, Scranton or Albany area, respectively, such relocation payment to include a make-whole payment and related gross-up tax payment if he sells his primary residence at a loss.

Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity.  Each executive has also agreed that  for a period of one year following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or the Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or the Bank.  The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the “Clawback Clause”).

If any of the executives are terminated due to a change of control covered by his change in control agreement (discussed later), his severance payments will be determined under that agreement.  The agreements provide that in the event the executive becomes entitled to severance payments under the employment agreement, and if at this time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Change in Control Agreements

We currently have change in control agreements with each of Messrs. Dietrich, Chewens, Raven, and Levy.  The agreements provide in general that, if within 24 months from the date of a change in control of the Company or the Bank, as defined in the agreements, their employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, the executive resigns, irrespective of the existence of good reason, then each of the executives will be entitled to receive 2.99 times the greater of (x) the sum of his annualized salary for the calendar year in which the change in control occurs, the maximum target bonus that could have been paid to him for such year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to him during any of the three preceding calendar years, and other annualized amounts that constitute taxable income to him from the Company for such year, without reduction for salary reduction amounts excludible from taxable income or (y) his average annual compensation includible in his gross income for federal income tax purposes for the three years immediately preceding the year in which the change in control occurs, including base salary, bonus and other annualized amounts that constitute taxable income for such year, without reduction for salary reduction amounts that are excludible from taxable income.  The agreements also include a Clawback Clause in substantially the same form as described above in connection with the Amended Employment Agreements.

Each executive may also receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances.  In addition, each executive’s benefit under any SERP shall be fully vested and his benefit thereunder will be determined as if his employment had continued for three additional years (or such lesser period after which the maximum benefit is attained), at an annual compensation equal to the amount determined for purposes of calculating his severance amount.  The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s  liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Daryl R. Forsythe, William C. Gumble, Michael M. Murphy, Joseph G. Nasser, and Joseph A. Santangelo.  Until his resignation on November 5, 2009, William L. Owens served as the Chair of the Compensation and Benefits Committee.  Daryl R. Forsythe was formerly an officer of the Company and met the standards of independence in accordance with NASDAQ requirements prior to his appointment to the Compensation and Benefits Committee.  There are no interlocking relationships involving Committee members or Named Executive Officers of the Company, that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

The Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

Certain Relationships and Related Party Transactions

The Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

During the period from January 1, 2009 through December 31, 2009 Mang Insurance Agency, LLC received $1,020,910 in commissions from Preferred Mutual Insurance Company, of which Director Robert Wadsworth was Chairman of the Board of Directors.

Policies and Procedures Regarding Transactions with Related Persons

Our Audit and Risk Management Committee Policy Statement and Charter provides written procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Pursuant to the charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations and approving, on an ongoing basis, related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
 Patricia T. Civil
Daryl R. Forsythe
 William C. Gumble
Michael M. Murphy
 Joseph G. Nasser
Joseph A. Santangelo

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of seven directors who are not officers or employees of NBT.  Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 4200(a)(14) of the NASDAQ Stock Market.  The Audit and Risk Management Committee held five meetings during 2009.  The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the internal auditors and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2009.  Among the procedures performed, the Audit and Risk Management Committee has:

●	Reviewed and discussed the audited consolidated financial statements with NBT Management;

●	Discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by professional standards; and

●	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil (Chair)
Joseph G. Nasser (Vice Chair)
Richard Chojnowski
William C. Gumble
John C. Mitchell
Michael M. Murphy
Robert A. Wadsworth

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010.  KPMG LLP has served as our independent registered public accounting firm since 1987.  We expect representatives of KPMG LLP to be present at our annual meeting.  Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2009 and 2008, and fees billed for other services provided by KPMG LLP.  Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2009	2008
Audit Fees (1)	$735,000	$664,000
Audit Related Fees (2)	$38,000	$38,000
Tax Fees (3)	$46,725	$86,966
All Other Fees (4)	$0	$98,705
Total Fees	$819,725	$887,671

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.  Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act and procedures in connection with the Company’s common stock offering.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.”  This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for preparation and review of tax returns, examination assistance and other tax compliance work.

(4)
All Other Fees consist of fees billed for services not included in Audit Fees, Audit Related Fees or Tax Fees.  Included in All Other Fees in 2008 were services provided in conjunction with due diligence associated with the Mang Insurance Agency, LLC acquisition.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP.  Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval.  All audit and non-audit services performed by KPMG LLP during fiscal 2009 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2009 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PROPOSAL 4

AMENDMENT AND RESTATEMENT
OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS
OF THE COMPANY TO PROVIDE FOR THE
ANNUAL ELECTION OF DIRECTORS

On May 5, 2009, our shareholders voted to approve a non-binding proposal submitted by a Company shareholder requesting that the Board of Directors (the “Board”) take steps necessary to declassify the Board to require that directors stand for election annually and that such Board declassification be effected in a manner which does not affect the unexpired terms of previously elected directors. The Board included such proposal in the Company’s 2009 Proxy Statement and form of Proxy despite its opposition to the proposal as required by applicable rules relating to shareholder proposals. After the vote, the Board discussed the advantages and disadvantages of a classified board and determined to take further action to declassify the Board in connection with the Company’s next regularly scheduled annual meeting of shareholders.

While the Board continues to believe that declassifying the Board and holding annual elections of each director would not be in the best interest of the Company and its shareholders, the Board is mindful that a majority of the shareholders voting on the non-binding shareholder proposal voted in favor of the proposal. Accordingly, the Board is now submitting a proposal to amend and restate the Company’s Restated Certificate of Incorporation (the “Certificate”) and the Bylaws (the “Bylaws, and, together with the Certificate, the “Governing Documents”) to phase out the classification of the Board, to provide instead for the annual election of directors, and to make such other conforming and technical changes to the Governing Documents as may be necessary or appropriate.

Provision (e) of Article Eleventh of the Certificate and Section 2 of Article III of the Bylaws currently provide that the Board be divided into three classes of approximately equal size, composed of directors each serving terms of office of three years. If this Proposal 4 is approved by the Company’s shareholders, the Governing Documents would provide for the annual election of directors beginning at the 2011 Annual Meeting of Shareholders, provided however, that any director elected by the shareholders of the Company to a three-year term prior to such meeting may complete the term to which he or she has been elected and would thereafter be eligible for re-election for one-year terms at each Annual Meeting of Shareholders. Directors elected to fill newly created directorships resulting from an increase in the number of directors or any vacancies on the Board will serve until the next annual meeting. Beginning with the 2013 Annual Meeting of Shareholders, the declassification of the Board would be complete and directors would be subject to annual election to one-year terms.

Even though the shareholders are now being afforded the opportunity to amend the Governing Documents to declassify the Board and to have annual elections of each director, the Board continues to believe that a classified board is in the best interests of the Company and its shareholders. The Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified board structure has been in place since it was approved by the shareholders in 1986.  The Board is divided into three classes, with directors elected to staggered three-year terms. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years.  In addition, the Company’s Bylaws require that its shareholders annually designate, at the annual meeting and prior to the election of directors, the number of directors serving on the Board, ranging from five to 25 directors.  This requirement gives the Company’s shareholders an additional measure of control over the Board not enjoyed by shareholders of most public companies with classified boards.

The Board believes that an active, professional board benefits in many ways from classifying its directors. These benefits include increased stability, improved long-term planning, enhanced independence, and a superior ability to protect shareholder value in a potential takeover.

Increased Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s directors have prior experience as directors of the Company and a solid knowledge of the Company’s business and strategy. The Board believes that directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders.

In addition, because a classified board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified directors who are willing and able to commit the time and resources required to understand fully the Company and its operations.  The Board also believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term.  Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if service could potentially be limited to a one-year period.

Improved Long-Term Planning

The Board believes that electing its directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning, without diminishing the directors’ accountability to shareholders.  Directors elected to three-year terms are required to uphold the same fiduciary duties to the Company and its shareholders as Directors elected annually.  In the Board’s view, the annual election of approximately one third of the directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company, its management and its directors.

Enhanced Independence

The Board is currently comprised entirely of independent directors other than the Chief Executive Officer.  The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders.  The Company’s current classified Board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year.  The freedom to focus on the long-term interests of the Company instead of on the re-nomination process leads to greater independence and better governance.

Superior Ability to Protect Shareholder Value in a Potential Takeover

A classified structure enhances the Board’s ability to negotiate the best results for shareholders in a potential takeover situation.  The Board believes that a classified structure encourages a person seeking to obtain control of the Company to offer and negotiate a full and fair price.  At least two Annual Meetings will be required to effect a change in control of the Board. This gives the incumbent directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value.

It is important to note, however, that although the classified structure is intended to cause a person seeking to obtain control of the Company to negotiate, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition.  Instead, the classified structure merely gives the Board additional leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation.  In any potential takeover, the directors are required to act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under Delaware law.

Vote Required. This proposal must be approved by the affirmative vote of the holders of 80% of the Company’s common stock having voting power with respect to such amendment is required, and such vote must include the affirmative vote of the holders of 80% of the Company’s common stock excluding shares held by any 5% or greater shareholders and their affiliates.  While the affirmative vote of the holders of only 66 2/3% of the Company’s common stock is required to amend the Company’s Bylaws, the higher shareholder approval level required to amend the Certificate applies to this proposal so that the Certificate and the Bylaws remain consistent one way or the other.

The general description of the proposed amendments to the Certificate and to the Bylaws set forth above is qualified in its entirety by reference to the text of the proposed amendments to the Certificate and Bylaws, which are attached as Annexes A and B, respectively, to these proxy materials. Additions to the Certificate and the Bylaws are indicated by underlining and deletions are indicated by strike-outs.

The Board has carefully considered this Proposal 4 and the arguments for and against a classified board structure. The Board has concluded that the Company’s classified board structure continues to promote the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote AGAINST this Proposal 4.

ANNEX A

ELEVENTH

(e)           ~~The Board of Directors of the Corporation shall be divided into three classes: Class 1, Class 2 and Class 3, which shall be as nearly equal as possible.  Each Director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial Director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial Director in Class 3 shall hold office until the Annual Meeting of Shareowners in 1989.  Such initial Directors for each of the three Classes of Directors shall be as follows: Class 1 - John M. Kolbas and Paul O. Stillman; Class 2 - Donald E. Stone, Darryl R. Gregson and Paul R. Enggaard; Class 3 - Everett A. Gilmour, J. K. Weinman and Thomas J. Mirabito~~Each Director who is serving as a director as of the date of this Amended and Restated Certificate of Incorporation shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. At each annual meeting of stockholders after the date of this Amended and Restated Certificate of Incorporation, each Director who does not have a continuing term as provided in the foregoing sentence (and each Director for whom a continuing term has expired) shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.  In the event of any increase or decrease in the authorized number of Directors, ~~(1)~~ each Director then serving as such shall nevertheless continue as a Director ~~of the Class of which he is a member~~ until the expiration of his ~~current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three Classes of Directors so as to maintain such Classes as nearly equal as possible.  Notwithstanding any of the foregoing provisions of this Article Eleventh, each Director shall serve until his successor is~~or her current term and until his or her successor shall be elected and ~~qualified or until~~shall qualify, subject, however, to his earlier resignation, removal from office or death~~.~~

ANNEX B

ARTICLE III.  DIRECTORS

Section 1.  General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and all corporate powers shall be exercised by or under the direction of the Board of Directors, except as otherwise expressly required by these Bylaws, by the Certificate of Incorporation or by law.

Section 2.  Qualification, Number, Classification and Term of Office.  Every director must be a citizen of the United States and have resided in the State of New York, or within two hundred miles of the location of the principal office of the Corporation, for at least one year immediately preceding his election, and must own $1,000.00 aggregate book value of Corporate Stock.  The number of directors shall be not less than five nor more than twenty-five.  A Board of Directors shall be elected in the manner provided in these Bylaws.  Each director shall have one vote at any directors' meeting.

~~The Board of Directors shall be divided into three classes: Class 1, Class 2 and Class 3, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial director in Class 3 shall hold office until the Annual Meeting of Shareowners in 1989.~~

Each director who is serving as a director as of the date of these Amended and Restated Bylaws shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. At each annual meeting of stockholders after the date of these Amended and Restated Bylaws, each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom a continuing term has expired) shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.

In the event of any increase or decrease in the authorized number of directors, ~~(1)~~ each director then serving as such shall nevertheless continue as a director ~~of the class of which he is a member~~ until the expiration of his current term~~, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. Notwithstanding any of the foregoing provisions of this Section 2, each director shall serve until his successor is elected and qualified or until his earlier~~ and until his successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.

This Article III, Section 2, shall not be altered, amended or repealed except by an affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the total number of shareowners.

 OTHER MATTERS

Shareholder Proposals for the 2011 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2011 annual meeting of shareholders must be received by NBT by December 6, 2010.  Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy.  SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 annual meeting.  Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than March 5, 2011 and must not have been received earlier than February 3, 2011 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter.  If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities.  Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2009 Annual Report may be sent to an address shared by more than one shareholder.  This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs.  If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2009 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 20 Mohawk Street, Canajoharie, New York 13317, or by telephone at (800) 628-2265, option 7.  Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future.  If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this proxy statement.  If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters.  The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

NBT BANCORP INC. 52 SOUTH BROAD STREET NORWICH, NY 13815
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of Information up until 11:59 P.M. Eastern Time, on May 3,2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE ■ 1-800-690-6903
Use any touch-tone telephone to transmit your voting Instructions up until 11:59 P.M. Eastern Time on May 3,2010. Have your proxy card in hand when you call and then follow the Instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # à 000000000000 SHARES PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following: 1.Election of Directors Nominees	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below,

01 Daryl R. Forsythe 02 Patricia T. Civil 03 Robert A. Wadsworth

The Board of Directors recommends that you vote FOR the following proposal(s):

2      To fix the number of directors at nine.

3      To ratify the appointment of KPHG LLP as NBT's independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors recommends you vote AGAINST the following proposal(s):

	For ☐ ☐ For	Against ☐ ☐ Against	Abstain ☐ ☐ Abstain
4 To amend and restate the Certificate of Incorporation and the Bylaws of the Company to provide for the annual election of directors.	☐	☐	☐

NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT's Board, upon such other business that may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting	Yes ☐	No ☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP# SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com.

NBT BANCORP INC.

Proxy Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints J. Carl Barbic and John Daly and either of them, with full power of substitution, proxies to represent the undersigned shareholder at the Annual Meeting of Shareholders of NBT Bancorp Inc. ("NBT") to be held at the Binghamton Holiday Inn Arena at 2-8 Hawley Street, Binghamton, NY 13901 on May 4, 2010 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder would possess if personally present, and to vote all shares of NBT's common stock which the undersigned shareholder may be entitled to vote at the meeting upon the proposals listed on the reverse side, and as more fully described in the accompanying proxy statement, in accordance with the instructions designated on the reverse side and, in accordance with the majority vote of NBT's Board, upon any other matters that may properly come before the meeting. This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR Proposal 1, FOR all director nominees, FOR Proposal 3 and AGAINST Proposal 4. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side